Exhibit 99.1
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For Immediate Release



                  Recreation USA Receives Non-Compliance Notice

Ft. Lauderdale, Fla., February 23/PR Newswire - FirstCall/Holiday RV Superstores, Inc. (Nasdaq: RVEE), a recreational vehicle dealership chain doing business as Recreation USA, today announced that it has received a letter from The Nasdaq Stock Market, Inc. indicating that Holiday has failed to comply with the minimum $15 million market value of publicly held shares and the minimum $3.00 bid price per share requirements of Nasdaq Marketplace Rules 4450(b)(3) and 4450(b)(4). If Holiday does not regain compliance on or before May 15, 2002, its common stock will be subject to delisting from the Nasdaq National Market. Until May 15, 2002, Holiday's common stock will continue to trade on the Nasdaq National Market. If its securities are delisted, Holiday may request a hearing before a Nasdaq Listing Qualifications Panel to review the staff determination or it may apply to transfer its common stock to the Nasdaq SmallCap Market. If Holiday chooses to appeal the staff determination, there can be no assurance that the appeal will be successful, nor can there be any assurance that its securities will be approved for listing on the Nasdaq SmallCap Market if it applies for a transfer.

About Recreation USA: Recreation USA operates retail stores in California, Florida, Kentucky, New Mexico, South Carolina, Virginia and West Virginia. Recreation USA, the nation's only publicly traded national retailer of recreational vehicles and boats, sells, services and finances more than 90 RV and 13 boat brands.

The private Securities Litigation Reform Act of 1995 provides a "safe harbor" for certain forward-looking statements. The statements contained in this news release that are not historical facts are forward-looking statements based on the company's current expectations and beliefs concerning future developments and their potential effects on the company. There can be no assurance these expectations and beliefs about future events are accurate. Actual results may differ from those projected in the forward-looking statements. These forward-looking statements involve significant risks and uncertainties (some of which are beyond the control of the company) and are subject to change based upon various factors. These factors include the following; the fact that our auditors have expressed doubt concerning about our ability to continue as a going concern; our need to continue to have access to floor plan financing for inventory, which may become unavailable to us; our ability to close any more sales of Units in the private placement; less-than-expected consumer demand for our products, pricing pressures; and other competitive factors. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. For a more detailed discussion of some of the ongoing risks and uncertainties of the company's business, please see our filings with the Securities and Exchange Commission.

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                             Corporate Headquarters
     200 East Broward Boulevard, Suite 920 o Fort Lauderdale, Florida 33301
      Telephone: (954) 522-9903 * Facsimile (954) 522-9906 * www.RecUSA.com